Exhibit 99.1

March 12, 2025

SmartStop Self Storage REIT, Inc. Reports Fourth Quarter 2024 Results

LADERA RANCH, CA – March 12, 2025 – SmartStop Self Storage REIT, Inc. (“SmartStop” or “the Company”), a self-managed and fully-integrated self-storage company, announced its overall results for the three and 12 months ended December 31, 2024.

“First and foremost, we are relieved to report that none of our employees or properties were affected by the recent wildfires in Southern California,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “Our thoughts are with the people and communities affected by this terrible disaster. Turning to the fourth quarter, we are very pleased with our results. Despite continued muted activity in the U.S. single-family home market, we’ve seen improving customer demand since peak rental season and many of our key metrics stabilize during the fourth quarter. Most notably, we were able to maintain strong occupancy during a time of year which is typically marked by declines in occupancy, ending the year with same-store occupancy of 92.4%. This paired with a year-over-year increase in achieved move-in rates for certain periods during the quarter, gives us confidence as we enter 2025.

“To that end, we believe that the foundation has been laid for 2025 to be more favorable than 2024, both in the U.S. and Canada, as we believe that sector operating fundamentals appear to have bottomed. While we expect self storage demand to remain below that of recent COVID-19 era demand, we expect demand to surpass that of 2024. Likewise, we expect fewer storage deliveries annually through 2026, leading to a moderating impact from new supply. We believe the combination of these trends will produce an improving operating environment over the course of the year, and storage fundamentals that are incrementally better than 2024 levels. We are extremely proud of our team that continues to outperform even in a challenging macro environment. Many of our largest markets continue to outperform, proving out our operating strategy. Specifically, year-over-year NOI growth in our same-store properties in the Greater Toronto Area was 13.1% on a constant currency basis. This truly is a testament to our tremendous team, as well as the strength of our best-in-class North American self storage portfolio.”

Three Months Ended December 31, 2024 Financial Highlights:

•
Net loss attributable to common stockholders was approximately $3.7 million. This represents a decrease in earnings of approximately $2.6 million when compared to the same period in 2023. Net loss per Class A and Class T shares (basic and diluted) was $0.04, an increase in net loss per share of $0.03 as compared to the same period in 2023.
•
Total self storage-related revenues were approximately $56.0 million, an increase of approximately $2.7 million when compared to the same period in 2023.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $11.6 million, a decrease of approximately $2.3 million when compared to the same period in 2023.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.11, a decrease of approximately $0.02 when compared to the same period in 2023.
•
Same-store revenues increased by 2.4%, same-store expenses increased by 5.6%, while same-store net operating income (“NOI”) increased by 1.0% compared to the same period in 2023.
•
Same-store average physical occupancy decreased by 0.1% to 92.3% compared to the same period in 2023.
•
Same-store annualized rent per occupied square foot was approximately $20.21, an increase of approximately 2.3% when compared to the same period in 2023.

12 Months Ended December 31, 2024 Financial Highlights:

•
Net loss attributable to common stockholders was approximately $18.4 million. This represents a decrease in earnings of approximately $15.6 million when compared to the same period in 2023. Net loss per Class A and Class T shares (basic and diluted) was $0.20, an increase in net loss per share of $0.17 when compared to the same period in 2023.
•
Total self storage-related revenues were approximately $219.0 million, an increase of approximately $3.7 million when compared to the same period in 2023.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $46.8 million, a decrease of approximately $13.7 million when compared to the same period in 2023.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.42, a decrease of approximately $0.13 when compared to the same period in 2023.
•
Same-store revenues increased by 0.4%, same-store expenses increased by 5.1%, while same-store net operating income (“NOI”) decreased by 1.7% compared to the same period in 2023.
•
Same-store average physical occupancy decreased by 0.7% to 92.2% compared to the same period in 2023.
•
Same-store annualized rent per occupied square foot was approximately $20.02, an increase of approximately 1.0% when compared to the same period in 2023.

External Growth

During the quarter, the Company acquired five self-storage properties located in the Boston MSA, the Denver MSA, the San Jose MSA , the Washington DC MSA and the Los Angeles MSA for a combined purchase price of approximately $132.2 million. The properties comprise approximately 383,000 net rentable square feet and 3,750 storage units.

Subsequent to quarter end, we purchased two self storage facilities located in the New York MSA for a combined purchase price of approximately $74.5 million. The properties comprise approximately 228,000 net rentable square feet and 2,485 storage units. Additionally, we purchased a self storage facility located in the Nashville, TN MSA for approximately $7.9 million. The property comprises approximately 63,300 net rentable square feet and 500 storage units.

Capital Market Activities

During the quarter, the Company entered into a loan with Extra Space Storage LP, as lender, with a loan amount of $42.0 million (the "2027 Ladera Ranch Loan"), in connection with the acquisition of the property located in the Los Angeles MSA in Ladera Ranch (the "Ladera Ranch Property") from Extra Space Storage. The loan is interest only with a fixed rate of 5.0% per annum, has a maturity date of December 5, 2027, and is secured by the Ladera Ranch Property.

During the quarter, the Company entered into a credit agreement with KeyBank with a maximum total commitment of $175 million (the "2025 KeyBank Acquisition Facility"). Upon the closing of the 2025 KeyBank Acquisition Facility, the Company immediately borrowed approximately $15 million, which was used to fund the acquisition of a self storage facility. In December 2024, the Company borrowed an additional approximately $85.2 million, which was used to fund the acquisition of four self storage facilities. As of December 31, 2024, there was $100.2 million outstanding on the 2025 Keybank Acquisition Facility. Subsequent to December 31, 2024, the Company borrowed an additional approximately $74.8 million, which was used to fund the acquisition of two self storage facilities. As such, the maximum commitment of $175 million was borrowed, and no further draws could be made in connection with the credit agreement.

Subsequent to quarter end, the Company defeased its KeyBank Florida CMBS Loan, which carried a balance of approximately $49.9 million as of December 31, 2024. In connection with the completion of the defeasance of the KeyBank Florida CMBS Loan, the Company exercised the accordion rights under the 2024 KeyBank Credit Facility (the "Credit Facility") to increase commitments by $50 million to a total of $700 million and simultaneously drew approximately $51 million. Furthermore, in connection with the completion of the defeasance, we executed joinders to add the five properties previously encumbered by the KeyBank Florida CMBS Loan onto the Credit Facility, and to remove one property in Asheville, North Carolina that was severely damaged by Hurricane Helene.

Managed REIT Platform Update

SmartStop, through an indirect subsidiary, serves as the sponsor of Strategic Storage Growth Trust III, Inc. “SSGT III” and Strategic Storage Trust VI, Inc. (“SST VI” and together with SSGT III, the “Managed REITs”). SmartStop receives asset management fees, property management fees, acquisition fees, and other fees and receives substantially all of the tenant protection program revenue earned by the Managed REITs, which had a combined portfolio of 36 operating properties and approximately 28,000 units and 3.1 million rentable square feet at quarter end. Assets under management for the Managed REITs was approximately $771.2 million at quarter end. SmartStop also manages one additional property, not owned by the Managed REITs.

Declared Distributions

On January 31, 2025, our board of directors declared a distribution rate for the month of February 2025 of approximately $0.0460 per share on the outstanding shares of common stock payable to Class A and Class T stockholders of record of such shares as shown on our books at the close of business on February 28, 2025. Such distributions payable to each stockholder of record will be paid the following month.

On February 26, 2025, our board of directors declared a distribution rate for the month of March 2025 of approximately $0.0510 per share on the outstanding shares of common stock payable to Class A and Class T stockholders of record of such shares as shown on our books at the close of business on March 31, 2025. Such distributions payable to each stockholder of record will be paid the following month.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

investors.smartstopselfstorage.com

ir@smartstop.com

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31,
	2024	2023
ASSETS
Real estate facilities:
Land	$480,539	$430,869
Buildings	1,516,095	1,401,981
Site improvements	94,562	91,896
	2,091,196	1,924,746
Accumulated depreciation	(305,132)	(255,844)
	1,786,064	1,668,902
Construction in process	9,503	5,977
Real estate facilities, net	1,795,567	1,674,879
Cash and cash equivalents	23,112	45,079
Restricted cash	6,189	8,348
Investments in unconsolidated real estate ventures	38,797	35,832
Investments in and advances to Managed REITs	57,722	34,391
Deferred tax assets	4,310	4,450
Other assets, net	33,538	21,701
Intangible assets, net of accumulated amortization	6,766	1,170
Trademarks, net of accumulated amortization	15,700	15,771
Goodwill	53,643	53,643
Debt issuance costs, net of accumulated amortization	6,723	377
Total assets	$2,042,067	$1,895,641
LIABILITIES, TEMPORARY EQUITY, AND EQUITY
Debt, net	$1,317,435	$1,087,401
Accounts payable and accrued liabilities	38,113	28,978
Due to affiliates	362	416
Distributions payable	9,257	9,156
Deferred tax liabilities	5,954	6,194
Total liabilities	1,371,121	1,132,145
Commitments and contingencies
Redeemable common stock	62,042	71,277
Preferred stock, $0.001 par value; 200,000,000 shares authorized:
Series A Convertible Preferred Stock, $0.001 par value; 200,000 shares authorized; 200,000 and 200,000 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively, with aggregate liquidation preferences of $203,400 and $203,151 at December 31, 2024 and December 31, 2023, respectively	196,356	196,356
Equity:
SmartStop Self Storage REIT, Inc.:
Class A common stock, $0.001 par value; 350,000,000 shares authorized; 87,883,268 and 88,761,135 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	89	89
Class T common stock, $0.001 par value; 350,000,000 shares authorized; 8,153,863 and 8,113,827 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	8	8
Additional paid-in capital	895,118	894,857
Distributions	(382,160)	(324,191)
Accumulated deficit	(185,649)	(167,270)
Accumulated other comprehensive income	(1,708)	847
Total SmartStop Self Storage REIT, Inc. equity	325,698	404,340
Noncontrolling interests in our Operating Partnership	86,470	91,488
Other noncontrolling interests	380	35
Total noncontrolling interests	86,850	91,523
Total equity	412,548	495,863
Total liabilities, temporary equity and equity	$2,042,067	$1,895,641

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Self storage rental revenue	$53,529	$51,037	$209,579	$206,494
Ancillary operating revenue	2,423	2,201	9,397	8,827
Managed REIT Platform revenues	3,056	2,791	11,383	11,906
Reimbursable costs from Managed REITs	1,636	1,532	6,647	5,765
Total revenues	60,644	57,561	237,006	232,992
Operating expenses:
Property operating expenses	17,350	16,030	70,684	65,363
Managed REIT Platform expenses	1,430	827	3,982	3,365
Reimbursable costs from Managed REITs	1,636	1,532	6,647	5,764
General and administrative	7,498	7,456	29,948	27,452
Depreciation	14,119	13,561	55,175	53,636
Intangible amortization expense	474	1,107	935	6,594
Acquisition expenses	292	74	413	193
Total operating expenses	42,799	40,587	167,784	162,367
Income from operations	17,845	16,974	69,222	70,625
Other income (expense):
Equity in earnings (losses) from investments in JV Properties	(312)	(410)	(1,380)	(1,625)
Equity in earnings (losses) from investments in Managed REITs	(457)	(379)	(1,414)	(1,273)
Other, net	1,667	(70)	(1,282)	(231)
Interest income	872	823	3,247	3,360
Interest expense	(19,375)	(16,271)	(72,325)	(61,805)
Loss on debt extinguishment	—	—	(471)	—
Income tax (expense) benefit	(391)	1,689	(1,484)	2,596
Net income (loss)	(151)	2,356	(5,887)	11,647
Net (income) loss attributable to noncontrolling interests	(140)	(319)	266	(1,893)
Less: Distributions to preferred stockholders	(3,400)	(3,151)	(12,758)	(12,500)
Net income (loss) attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(3,691)	$(1,114)	$(18,379)	$(2,746)
Net income (loss) per Class A & Class T share – basic	$(0.04)	$(0.01)	$(0.20)	$(0.03)
Net income (loss) per Class A & Class T share – diluted	$(0.04)	$(0.01)	$(0.20)	$(0.03)
Weighted average Class A shares outstanding – basic & diluted	88,000,357	88,648,501	88,427,383	88,706,340
Weighted average Class T shares outstanding – basic & diluted	8,150,992	8,110,296	8,130,270	8,101,599

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES NON-GAAP MEASURE –

COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED

(UNAUDITED)

(Amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) (attributable to common stockholders)	$(3,691)	$(1,114)	$(18,379)	$(2,746)
Add:
Depreciation of real estate	13,786	13,289	53,975	52,620
Amortization of real estate related intangible assets	437	1,034	715	6,302
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	700	626	2,615	2,375
Deduct:
Adjustment for noncontrolling interests(1)	(1,806)	(1,753)	(6,892)	(7,165)
FFO (attributable to common stockholders)	9,426	12,082	32,034	51,386
Other Adjustments:
Intangible amortization expense - contracts (2)	37	73	220	292
Acquisition expenses(3)	293	74	413	193
Acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities	180	(25)	222	69
Casualty loss due to hurricane(4)	—	—	500	—
Accretion of fair market value of secured debt	40	3	120	13
Net loss on extinguishment of debt(5)	—	—	471	—
Foreign currency and interest rate derivative (gains) losses, net(6)	(1,732)	49	577	(178)
Offering related expenses(7)	—	792	330	792
Adjustment of deferred tax assets and liabilities(2)	243	(1,773)	845	(3,301)
Sponsor funding reduction (8)	246	34	844	34
Amoritzation of debt issuance costs(2)	1,139	701	4,115	2,728
Adjustment for noncontrolling interests in our Operating Partnership	(55)	9	(1,042)	(73)
FFO, as adjusted (attributable to common stockholders) (9)	$9,817	$12,019	$39,649	$51,955

FFO (attributable to common stockholders)	$9,426	$12,082	$32,034	$51,386
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	(43)	217	(773)	1,314
Adjustment for noncontrolling interests in our Operating Partnership(1)	1,806	1,753	6,892	7,165
FFO (attributable to common stockholders and OP unit holders)	$11,189	$14,052	$38,153	$59,865

FFO, as adjusted (attributable to common stockholders)	$9,817	$12,019	$39,649	$51,955
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	(43)	217	(773)	1,314
Adjustment for noncontrolling interests in our Operating Partnership(1)	1,861	1,744	7,934	7,238
FFO, as adjusted (attributable to common stockholders and OP unit holders) (9)	$11,635	$13,980	$46,810	$60,507

(1) This represents the portion of the above stated adjustments in the calculations of FFO and FFO, as adjusted, that are attributable to our noncontrolling interests in our Operating Partnership.

(2) These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, or deferred tax assets and liabilities.

(3) This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with our capitalization policy.

(4) Such losses related to Hurricane Helene, which occurred in September 2024.

(5) The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.

(6) This represents the mark-to-market adjustment for our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings, as well as changes in foreign currency related to our foreign equity investments not classified as long term.

(7) Such costs relate to our filing of a registration statement on Form S-11 and our pursuit of a potential offering of our common stock. As this item is non-recurring and not a primary driver in our decision-making process, FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(8) Pursuant to the Sponsor Funding Agreement, SmartStop funds certain costs of SST VI's share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed REIT Platform revenues from SST VI over the remaining estimated term of the management contracts with SST VI. See Note 2 – Summary of Significant Accounting Policies to the Consolidated Financial Statements of SmartStop's form 10-K for the year ended December 31, 2024. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(9) Our calculation of FFO, as adjusted was modified beginning in the period ended March 31, 2024, to add back the amortization of debt issuance costs. Accordingly, the prior periods have been presented here based on the current calculation, which differs from what was previously reported for such periods. This modification was made to reflect what management believes is a more appropriate calculation in light of recently completed debt refinancings as a means of determining a comparable sustainable operating performance metric.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED ATTRIBUTABLE TO COMMON STOCKHOLDERS AND OP UNITS OUTSTANDING – DILUTED

(UNAUDITED)

(Amounts in thousands, except share and per share data)

The following is a reconciliation of FFO and FFO, as adjusted (attributable to common stockholders), to FFO and FFO, as adjusted (attributable to common stockholders and OP Unit holders), for each of the periods presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
FFO (attributable to common stockholders and OP unit holders) Calculation:
FFO (attributable to common stockholders)	$9,426	$12,082	$32,034	$51,386
Net (loss) income attributable to the noncontrolling interests in our Operating Partnership	(43)	217	(773)	1,314
Adjustment for noncontrolling interests in our Operating Partnership (1)	1,806	1,753	6,892	7,165
FFO (attributable to common stockholders and OP unit holders)	$11,189	$14,052	$38,153	$59,865
FFO, as adjusted (attributable to common stockholders and OP unit holders) Calculation:
FFO, as adjusted (attributable to common stockholders)	$9,817	$12,019	$39,649	$51,955
Net (loss) income attributable to the noncontrolling interests in our Operating Partnership	(43)	217	(773)	1,314
Adjustment for noncontrolling interests in our Operating Partnership (1)	1,861	1,744	7,934	7,238
FFO, as adjusted (attributable to common stockholders and OP unit holders) (3)	$11,635	$13,980	$46,810	$60,507

Weighted average Class A & T shares outstanding – basic	96,151,349	96,758,797	96,557,653	96,807,939
Weighted average OP units outstanding	13,248,016	12,866,508	13,212,814	12,840,007
Weighted average other dilutive securities	528,511	561,009	416,482	473,511
Weighted average shares & OP units outstanding – diluted(2)	109,927,876	110,186,314	110,186,949	110,121,457
FFO, as adjusted per share & OP unit outstanding – diluted	$0.11	$0.13	$0.42	$0.55

(1) This represents the portion of the above stated adjustments in the calculations of FFO and FFO, as adjusted, that are attributable to our noncontrolling interests.

(2) Includes all Class A Shares, Class T Shares and OP Units, as well as the dilutive effect on FFO and FFO, as adjusted of both unvested restricted stock and long term incentive plan units (both time-based units and performance based-units), and is calculated using the two-class, treasury stock or if-converted method, as applicable. The outstanding convertible preferred stock was excluded as the conversion of such shares was antidilutive to FFO and FFO, as adjusted.

(3) Our calculation of FFO, as adjusted was modified beginning in the period ended March 31, 2024, to add back the amortization of debt issuance costs. Accordingly, the prior periods have been presented here based on the current calculation, which differs from what was previously reported for such periods. This modification was made to reflect what management believes is a more appropriate calculation in light of recently completed debt refinancings as a means of determining a comparable sustainable operating performance metric.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

COMPUTATION OF SAME-STORE OPERATING RESULTS

(UNAUDITED)

Same-Store Facility Results - three months ended December 31, 2024 and 2023

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2023, excluding five other properties) for the three months ended December 31, 2024 and 2023. We consider the data below to be meaningful as this allows for the comparison of results without the effects of acquisitions, dispositions, development activity, properties impacted by casualty events or lease up properties (in thousands unless otherwise noted).

	Same-Store Facilities			Non Same-Store Facilities			Total
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Revenue (1)	$51,035	$49,846	2.4%	$2,772	$1,435	N/M	$53,807	$51,281	4.9%
Property operating expenses (2)	$15,875	15,035	5.6%	$1,358	880	N/M	17,233	15,915	8.3%
Net operating income	$35,160	$34,811	1.0%	$1,414	$555	N/M	$36,574	$35,366	3.4%
Number of facilities	148	148		13	6		161	154
Rentable square feet (3)	11,429,100	11,404,485		1,121,400	486,700		12,550,500	11,891,185
Average physical occupancy (4)	92.3%	92.4%	-0.1%	85.7%	N/M	N/M	91.9%	91.6%	0.3%
Annualized rent per occupied square foot (5)	$20.21	$19.76	2.3%	$16.01	N/M	N/M	$19.97	$19.67	1.5%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Property operating expenses excludes Tenant Protection Program related expense. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,017,000 square feet as of December 31, 2024 and 2023, respectively. On a same-store basis, for the same periods, parking represented approximately 954,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation.
(5)
Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

SmartStop's same-store revenue increased by approximately $1.2 million for the three months ended December 31, 2024 compared to the three months ended December 31, 2023 due to higher annualized rent per occupied square foot, partially offset by the impact of decreased occupancy. The increase in property operating expenses is primarily attributable to increased property insurance costs, property taxes, payroll costs, and advertising expenses.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	For the Three Months Ended December 31,
	2024	2023
Net income	$(151)	$2,356
Adjusted to exclude:
Tenant Protection Program revenue (1)	(2,145)	(1,958)
Tenant Protection Program related expense	117	116
Managed REIT Platform revenue	(3,056)	(2,791)
Managed REIT Platform expenses	1,430	827
General and administrative	7,498	7,456
Depreciation	14,119	13,561
Intangible amortization expense	474	1,107
Acquisition expenses	292	74
(Earnings) losses from our equity method investments in JV Properties	312	410
(Earnings) losses from our equity method investments in Managed REITs	457	379
Other, net	(1,667)	70
Interest income	(872)	(823)
Interest expense	19,375	16,271
Income tax expense (benefit)	391	(1,689)
Total net operating income	$36,574	$35,366

(1) Approximately $2.0 million and $1.9 million of Tenant Protection Program revenue was earned at same store facilities during the three months ended December 31, 2024 and 2023, respectively, with the remaining approximately $0.2 million and $0.1 million earned at non same-store facilities during the three months ended December 31, 2024 and 2023, respectively.

Same-Store Facility Results - years ended December 31, 2024 and 2023

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2023, excluding five other properties) for the years ended December 31, 2024 and 2023. We consider the data below to be meaningful as this allows for the comparison of results without the effects of acquisitions, dispositions, development activity, properties impacted by casualty events or lease up properties (in thousands unless otherwise noted).

	Same-Store Facilities			Non Same-Store Facilities			Total
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Revenue (1)	$202,523	$201,728	0.4%	$8,156	$5,809	N/M	$210,679	$207,537	1.5%
Property operating expenses (2)	$65,301	62,115	5.1%	$4,399	2,899	N/M	69,700	65,014	7.2%
Net operating income	$137,222	$139,613	-1.7%	$3,757	$2,910	N/M	$140,979	$142,523	-1.1%
Number of facilities	148	148		14	6		162	154
Rentable square feet (3)	11,429,100	11,404,485		1,187,800	486,700		12,616,900	11,891,185
Average physical occupancy (4)	92.2%	92.9%	-0.7%	82.9%	N/M	N/M	91.8%	92.1%	-0.3%
Annualized rent per occupied square foot (5)	$20.02	$19.83	1.0%	$16.32	N/M	N/M	$19.85	$19.77	0.4%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Property operating expenses excludes Tenant Protection Program related expense. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,017,000 square feet as of December 31, 2024 and 2023, respectively. On a same-store basis, for the same periods, parking represented approximately 954,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation.
(5)
Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

SmartStop's same-store revenue increased by approximately $0.8 million for the year ended December 31, 2024 compared to the year ended December 31, 2023 due to higher annualized rent per occupied square foot, partially offset by the impact of decreased occupancy. The increase in property operating expenses is primarily attributable to increased property insurance costs, property taxes, payroll costs, repairs and maintenance expenses, and advertising expenses.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	For the Year Ended December 31,
	2024	2023
Net income	$(5,887)	$11,647
Adjusted to exclude:
Tenant Protection Program revenue (1)	(8,296)	(7,784)
Tenant Protection Program related expense	983	348
Managed REIT Platform revenue	(11,383)	(11,906)
Managed REIT Platform expenses	3,982	3,365
General and administrative	29,948	27,452
Depreciation	55,175	53,636
Intangible amortization expense	935	6,594
Acquisition expenses	413	193
(Earnings) losses from our equity method investments in JV Properties	1,380	1,625
(Earnings) losses from our equity method investments in Managed REITs	1,414	1,273
Other, net	1,282	231
Interest income	(3,247)	(3,360)
Interest expense	72,325	61,805
Loss on debt extinguishment	471	—
Income tax expense (benefit)	1,484	(2,596)
Total net operating income	$140,979	$142,523

(1) Approximately $7.8 million and $7.4 million of Tenant Protection Program revenue was earned at same store facilities during the years ended December 31, 2024 and 2023, respectively, with the remaining approximately $0.5 million and $0.3 million earned at non same-store facilities during the years ended December 31, 2024 and 2023, respectively.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and FFO, as adjusted

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties, excluding tenant protection plan revenue, before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Funds from Operations (“FFO”) and FFO, as Adjusted

Funds from Operations

Funds from operations ("FFO"), is a non-GAAP financial metric promulgated by NAREIT that SmartStop believes is an appropriate supplemental measure to reflect operating performance. SmartStop defines FFO consistent with the standards established by the white paper on FFO approved by the board of governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate their operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which SmartStop believes are not indicative of their overall long-term operating performance. SmartStop excludes these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in their decision-making process and excluding these items provides investors a view of their continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of their operating performance when they formulate corporate goals and evaluate the effectiveness of their strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations as an indication of SmartStop’s liquidity or indicative of funds available to fund their cash needs including their ability to make distributions to their stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and SmartStop would have to adjust its calculation and characterization of FFO or FFO, as adjusted.

This press release, our Form 10-K for the year ended December 31, 2024, a financial supplement, and additional information about SmartStop are available on our website, investors.smartstopselfstorage.com.

About SmartStop Self Storage REIT, Inc. (“SmartStop”):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 570 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of March 12, 2025, SmartStop has an owned or managed portfolio of 218 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 156,400 units and 17.6 million rentable square feet. SmartStop and its affiliates own or manage 39 operating self-storage properties in Canada, which total approximately 33,600 units and 3.4 million rentable square feet.

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements, including, without limitation, the following: (i) disruptions in the economy, including debt and banking markets and foreign currency changes; (ii) significant transaction costs, including financing costs, and unknown liabilities; (iii) whether we will be successful in the pursuit of our business plan; (iv) whether we will succeed in our investment objectives; (v) changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including wars, natural disasters, epidemics and pandemics, military actions, and terrorist attacks; (vi) changes in tax and other laws and regulations; (vii) difficulties in our ability to attract and retain qualified personnel and management; or (viii) the effect of competition at our self-storage properties or from other storage alternatives, which could cause rents and occupancy rates to decline.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof.

Additional risk factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Reports on Form 10-Q, which factors are incorporated herein by reference, all of which are filed with the SEC and available at www.sec.gov. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.